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                                                                      EXHIBIT 11

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS

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                                                              THREE MONTHS
                                                          ENDED JUNE 30, 1998
                                                         ----------------------
                                                         (DOLLARS IN THOUSANDS,
                                                           EXCEPT SHARE DATA)
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Diluted earnings per share:
  Net income available to common shareholders...........       $    3,042
  Average number of shares outstanding..................       11,252,941
  Net effect of dilutive stock options-based on treasury
   stock method.........................................              511
                                                               ----------
    Total average shares................................       11,253,452
                                                               ==========
  Diluted earnings per share............................       $     0.27
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